Exhibit 23.0
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Post Effective Amendment to Form S-8 Registration Statement No. 333-40280 pertaining to the BOK Financial Corporation Thrift Plan for Hourly Employees and Form S-8 Registration Statement No. 033-44121 pertaining to the Bank of Oklahoma Master Thrift Plan and Trust Agreement of our reports (a) dated February 29, 2008, with respect to the consolidated financial statements of BOK Financial Corporation and the effectiveness of internal control over financial reporting for the year ended December 31, 2007 included in its Annual Report (Form 10-K), (b) dated June 27, 2007, with respect to the statement of net assets available for benefits of the BOK Financial Corporation Thrift Plan for Hourly Employees as of December 31, 2006 included in the Plan’s Annual Report (Form 11-K), and (c) dated June 27, 2007, with respect to the statement of net assets available for benefits of the BOK Financial Corporation Thrift Plan for Salaried Employees as of December 31, 2006 included in the Plan’s Annual Report (Form 11-K).
/s/ Ernst & Young LLP
Tulsa, Oklahoma
October 6, 2008